UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2009 hhgregg, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Delaware	20-8819207
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4151 East 96th Street

Indianapolis, Indiana 46240

(Address of principal executive offices, including zip code)

(317) 848-8710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The Boards of Directors of hhgregg, Inc. (“hhgregg”) and Gregg Appliances, Inc., a wholly owned subsidiary of hhgregg (“Gregg Appliances” and, together with hhgregg, the “Company”), appointed Jeremy J. Aguilar as Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary of hhgregg and Gregg Appliances effective September 4, 2009. Mr. Aguilar, 34, has served the Company in several roles since joining the Company in August 2005, including Interim Chief Financial Officer, Vice President, Controller and Director of Financial Reporting. Prior to joining the Company, Mr. Aguilar served as a manager at KPMG, LLP, an accounting and consulting firm, from July 2003 until July 2005.

On September 4, 2009, the Company entered into an employment agreement with Mr. Aguilar which replaced his existing agreement with the Company. The employment agreement provides that Mr. Aguilar’s base salary and annual cash incentive award shall be determined by mutual agreement between the Company and Mr. Aguilar and subsequently may be adjusted from time to time by the Company. In addition, Mr. Aguilar is entitled to participate in the Company’s benefit and welfare plans that are generally available to other employees. Pursuant to the terms of the employment agreement, if Mr. Aguilar (i) is terminated by the Company without “cause” (as defined in the employment agreement), regardless of whether such termination occurs within 12 months after a change of control (as defined in the employment agreement), or (ii) voluntarily resigns within 12 months of a change of control of the Company following a material diminution in Mr. Aguilar’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which Mr. Aguilar is assigned to perform his duties from prior to the change of control, then Mr. Aguilar will receive severance equal to 12 months of his base salary paid ratably over a 12-month period consistent with customary payroll practices. In addition, Mr. Aguilar shall receive a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that he had in effect at the time of termination paid ratably over the same 12-month period.

The employment agreement contains certain covenants prohibiting Mr. Aguilar from competing with the Company in any state in which the Company already has a store, or in which Mr. Aguilar is engaged in any business on the Company’s behalf, and within a 50-mile radius of any Company store or distribution center during the 12-month period following the termination of Mr. Aguilar’s employment. The agreement also prohibits Mr. Aguilar from soliciting any of the Company’s employees for employment or soliciting business relationships to terminate their relationship with the Company during the 12-month period following the termination of Mr. Aguilar’s employment. The employment agreement also requires Mr. Aguilar to deliver an agreement releasing certain claims against the Company in order to receive severance payments.

The foregoing summary is qualified in its entirety by reference to the complete text of the employment agreement with Mr. Aguilar, a copy of which is filed herewith as Exhibit 10.39 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information called for by this item is contained in Item 1.01, which is incorporated by reference.

Item 8.01.	Other Events.

The Company issued a press release today announcing Mr. Aguilar’s appointment as Chief Financial Officer and certain other organizational changes. A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.39	Employment Agreement, dated September 4, 2009, between Gregg Appliances, Inc. and Jeremy J. Aguilar

99.1	Press release dated September 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2009		hhgregg, Inc.

	By:	/s/ Jeremy J. Aguilar
Jeremy J. Aguilar
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.39	Employment Agreement, dated September 4, 2009, between Gregg Appliances, Inc. and Jeremy J. Aguilar

99.1	Press release dated September 9, 2009